EXHIBIT 10.12

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the "Agreement-) dared September 21th. 2009 (the -Effective Date-). is entered into by arid between Seafarer Exploration Corp. and its subsidiaries and affiliates (collectively referred to herein as "Seafarer'' or the "Company") with its chief executive offices located at 14497 North Dale Mabry Highway, Suite 209-N, Tampa, Florida, 33618 and Frank Heidel ("Hiedel") with a mailing address of 2049 Carriage Lane. Clearwater, FL 33765

WHEREAS. Heidel desires to assist Seafarer with its artifact recovery operations at the Juno Beach, Florida shipwreck site (the "Shipwreck Site") and Seafarer desires that Heidel assist with the operations.

Now. Therefore. in consideration of the premises and mutual covenants hereinafter set Ruth and other good and valuable consideration. Seafarer and Heidel hereby agree as follows:

1.
Term.The term ("Term) of this Agreement shall commence on the Effective Date and he in full force and effect until December 31st, 2009 (the Termination Date-) unless terminated according to Paragraph 14, Seafarer and Hiedel may extend this agreement to January 31, 2010 by mutual written agreement.

2.
Services. Heidel will assist Seafarer with its recovery operations at the Shipwreck Site as a non-diver consultant. Specifically, Heidel will review daily and weekly operating plans, review and record potential artifact locations and coordinates and perform other services as requested (the "Services"). Heidel will report directly to the CEO of Seafarer. Heidel agrees to provide all equipment and accessories neeessary for the performance of the Services. Heidel acknowledges and agrees that he is not an employee of Seafarer and that his status during the performance of this Agreement shall be that of an independent contractor. Heide] agrees to perform (he Services with reasonable care and diligence and in strict compliance with applicable local, state and federal laws, rules. and regulations. Heidel agrees to indemnify and forever hold harmless Seafarer against any expense, costs or payments of any kind. including court costs and attorney fees, which Seafarer or its insurers may be compelled to make or expend. or shall become liable for, by reason of any claims. demands that may at any time be made or brought against Seafarer by an) person. governmental agency, firm or corporation because of the conduct, negligence. and/or errors and omissions of Heidel including the performance by Heidel of the Services contemplated under this Agreement.

3.	Consideration. In consideration of the performance of the Services. to issue 600.000 shares of restricted common stock (the "Shares") Shares will vest according to the following schedule:

a) 200,000 upon execution of this Agreement:

b) 200.000 on October 31, 2009:

c)  100.000 on November 30, 2009; and

d) 100.000 on December 31. 2009.

The Shares will be issued upon the execution of this Agreement. In the event that this Agreement is terminated for any reason prior to the Termination Date Heide' agrees to return to Seafarer the cancellation any portion of the Shares that have not vested. If Seafarer and Heidcl mutually agree in writing to extend this Agreement to January 31, 2010 then Heidel will receive .an additional 200,000 restricted shares of common stock.

Compliance with Archeological Guidelines. Heidel has been provided with a copy of archeological guidelines. Heidel agrees to comply with the archeological guidelines at all times while he is performing the Services at the Shipwreck Site.

Compliance with Environmental Permits. Heide' acknowledges that Seafarer is required to adhere to the conditions contained in Florida Department of Environmental Protection Environmental Resource Permit No. 50-0138662-004 and Department of the Army/Corp. of Engineers Permit No. SA.1-2008-6l85(LP-MJW). Heidel acknowledges that he has been provided with a copy of both of these permits. Heide' agrees that he will become familiar with the conditions of the permits described above and will abide by all of the conditions contained in the permits while performing the Services. Heidel further agrees to proceed using, good judgment and extreme caution while performing the Services so as to not cause any environmental harm and to avoid any injury to all reefs, reef-like structures, turtles_ turtle nests, manatees, sea grasses, etc. Heidel acknowledges that the liability for any damage done to the environment arising from his actions will be the sole responsibility of Heidel and not that of Seafarer.

6.
Expenses. Seafarer shall reimburse Heidel for all approved reasonable out-of-pocket expenses incurred in connection with the performance of the Services. Out-of-pocket expenses may include travel (including meals_ gas, mileage. and lodging). presentation materials, miscellaneous fees. etc. The Company must approve all reimbursable expenses in advance in writing.

7.	Insurance. Heidel warrants and represents that he will provide his own insurance to cover claims of injury or death to himself or any other person or property while he is on the Shipwreck Site.

8.
Ownership of Media Rights. Heidel agrees that all ancillary media rights, including but not limited to: publicity, movies. video, television, literary. and replica rights with respect to the discovery of any items from the Shipwreck Site are exclusively the property of Seafarer, with respect to the discovery of any items from the Shipwreck Site are exclusively the property of Seafarer.

9.
Non-Circumvention. Heidel agrees that all third parties introduced to him by Seafarer represent significant efforts and working relationships that are unique to. and part of the work product and intellectual capital of Seafarer. Therefore. without the prior specific written consent of Seafarer. Heidel agrees to refrain from conducting direct or indirect business dealings of any kind with any third party so introduced by Seafarer. with the exception of third parties with which Heidel has previously had a formal business relationship, for a period of live (5) years from Effective Date of this Agreement.

10.	Confidentiality and Non-Disclosure.

a)
I ULM acknowledges that Seafarer is a publicly traded company whose shares are traded on the Over-the-Counter Bulletin Board under the ticker symbol SFRX. Heide' has received or may receive in the future material non-public information from Seafarer. In terms of receiving material nonpublic information from Seafarer, Heidel is subject to Regulation FD and any and all securities laws pertaining to insider trading. Heidel agrees that he will hold in strict confidence and not disclose to any third (3rd) parties any material non-public information received from Seafarer. except as approved in writing by the CEO of Seafarer. Heidel additionally agrees that lie will use the non-public information that it receives from Seafarer for lawful purposes only.

b)
Heidel shall treat as confidential and will not ever disclose under any circumstances to any third (3rd) party any information that he becomes aware or during his business relationship with Seafarer pertaining to but not limited to any and all of Seafarer's financial information. bank account information_ access codes, investors, shareholder lists. shipwreck site(s), treasure maps. proprietary data. intellectual properties. agreements, capabilities. specifications. business strategies, information regarding existing and future technical. business and marketing plans and product strategies, passwords, and the identity of actual and potential customers and suppliers (hereinafter collectively referred to as -Confidential Information"). Confidential Information may be written. email. hard copies of documents. oral. recorded, or contained on tape or on other electronic or mechanical media.

c)
Heidel represents and warrants that he will not disclose any Confidential Information whatsoever to any third (3rd) party. Heidel will be deemed to have been in a fiduciary relationship of confidence with respect to the Confidential Information disclosed to its by Seafarer_ and Heidel shall hold the Confidential Information in strict confidence and will never disclose such Confidential In tOrmation to any third (3rd) party or to use it for any purpose other than as specifically authorized by Seafarer in writing.

d)	No copies of the Confidential Information shall he retained by Heidel.

e)	Seafarer shall be deemed to be the owner of all Confidential Information.

f)
Heidel specifically acknowledges that the unauthorized disclosure, use or disposition of such Confidential Inthrmation by any third party could cause irreparable harm and significant injury to Seafarer's business. which may be difficult to ascertain. Accordingly. Seafarer shall have the right to an immediate injunction in the event of any breach of this Agreement involving confidentiality. in addition to any other remedies that may be available to Seafarer at law or in equity.

g)
Heidel shall indemnify and hold Seafarer completely harmless against any and all liability. actions. claims. demands, liens. losses, damages,  judgments and expenses. including reasonable attorneys' lees that may arise from the unauthorized disclosure or use of Confidential Information by Heidel.

11.
Voluntary Assumption of Risk. Heidel acknowledges that the Services that he is required to perform under this Agreement include inherent dangers. including the risk of serious bodily injury and/or death. Heidel understands, assumes and accepts all risks associated with the performance of the Services and hereby releases Seafarer from any liability whatsoever related to the performance of the Services.

12.
General Release and Waiver of Claims by Heidel. Heidel does hereby remise. release. and forever discharge Seafarer, Seafarer's agents. officers. directors. consultants, advisors, affiliates, employees. assigns, administrators, controlling persons and personal representatives, of and from all. and all manner off actions. causes of action, suits, proceedings. debts. dues, contracts. judgments, damages, claims, and demands whatsoever in law or equity, which Heidel ever had. now has. or which Heidel's heirs, executors. administrators or personal representatives hereafter can. shall. or may have for or by reason of any matter. cause_ or thing whatsoever arising out of this Agreement or in any way arising Out of the performance ofthe Services by Heidel.

13.	Construction of Aurerment. The parties hereto agree that in construing the terms of this Agreement. it shall he construed as if prepared by an independent third party.

14.
Termination. Seafarer may terminate this Agreement at any time by providing written notice to Heidel. Heide' may terminate this Agreement at any time by providing written notice to Seafarer. Upon termination of this Agreement. the provisions of this Agreement which by their nature have continuing effect shall survive in effect and continue in effect and shall inure to the benefit of and be binding upon the parties. their legal representatives. successors. heirs and assigns.

15.
Assignment. Heidel mar• not transfer. assign, encumber or convey this agreement to any third (3rd) party without the prior written consent of Seafarer. Seafarer may assign this aureement. in its sole discretion, to any other party.

16.
Right to Shipwrecks. Heidel agrees not to file km- salvage rights in the Federal Courts or with the State of Florida against any shipwreck located in the Shipwreck Site area or in any area that is within a five (5) miles radius from any point within the Shipwreck Site area for a period of ten (10) years from the Effective Date or this Agreement.

17.
Authority. Heidel shall not have any right. power, or authority to create any obligation. express or implied. or make any representations on behalf of Seafarer except as Heidel may be expressly authorized by Seafarer in advance in a writing by Seafarer and then only to the extent of such authorization.

18.
Independent Contractor. At all times during the Term of this Agreement Heidel is acting as an independent contractor and is not an officer. employee, partner. or authorized agent of Seafarer. As an independent contractor Heidel will retain sole and exclusive control of the manner in which these Services are to be performed. As an independent contractor no taxes will he withheld from Fielders Payment by Seafarer. Heidef will be solely responsible for any and all state. local and/or federal tax obligations. Heidel agrees to hold Seafarer harmless for any expenses. liabilities or obligations of any type concerning taxes or insurance. This Agreement does not create an employer-employee relationship. partnership_ joint venture. agency or other such relationship between Seafarer and Heidel.

19.
Notices. Any notices required or permitted to he given hereunder shall be in writing and shall he mailed or otherwise delivered in person at the address of such Party set forth above or to such other address_ as the Party shall have furnished in writing to the other Party.

20.
No Waiver. A waiver by either party of any breach of this Agreement by the other party shall not be construed as a waiver or any such subsequent breach by such party of the same or any other provisions of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

21.
Partial Invalidity. If any portion of this Agreement shall be held invalid or void_ the remainder of this Agreement shall not be affected but such portion shall be deemed modified to the extent necessary to render such provision enforceable under the law. and this Agreement shall remain valid and enforceable as so modified. In the event that the provision may not he modified in such a way as to make it enforceable. the Agreement shall be construed as if the portion so invalidated was not part this Agreement.

22.	Ileadinas. The headings used in this Agreement are for reference purposes only and shall not he deemed a substantive part of this Agreement.

23.
Governing Law. This Agreement shall be construed under and governed by the laws of the State of Florida. Both parties agree that the sole venue for litigation of any dispute arising under this agreement will be in Hillsborough County. Tampa. Florida.

24.
Advice of Counsel. Each Party Acknowledges that. in executing this Agreement. such Party has had the opportunity to seek the advice of independent legal counsel. and has read and understood all of the terms and proviSions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation hereo

25.
Entire Aseernent. This Agreement constitutes the entire affeement between the parties pertaining to the subject matter hereof and supersedes and cancels any prior communications, representations. understandings. and agreements. whether verbal or in writing. between the parties. No modifications of or changes to this Agreement shall be binding, no can any of its provisions be waived. unless agreed to .n writing by the parties.

Agreed to and Accepted;

 Seafarer Exploration Gorp.

By:   /s/ Kyle Kennedy
Nane: Kyle Kennedy
Title: Chief Executive Officer

By:/s/ Frank. Heidel
Frank Heidel